                                                                   EXHIBIT 10.25


                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                           CITY TRUCK HOLDINGS, INC.

                                      AND

                            HDA PARTS SYSTEM, INC.

                                      AND

                              THE SHAREHOLDERS OF
                      SUPERIOR TRUCK & AUTO SUPPLY, INC.

                                 JUNE 7, 1999

                               TABLE OF CONTENTS
                               -----------------

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                                                                                                   Page
ARTICLE I.     PURCHASE AND SALE.................................................................     1
               1.1   Purchase Price..............................................................     1
               1.2   Purchase Price Adjustment...................................................     1
               1.3   Post-Closing Adjustment.....................................................     2
               1.4   Allocation of Purchase Price................................................     3

ARTICLE II.    CLOSING...........................................................................     3
               2.1   Closing.....................................................................     3
               2.2   Sale of Capital Stock of Superior...........................................     4
               2.3   Payment of Purchase Price...................................................     4
               2.4   Section 338(h)(10) Election.................................................     4

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE EXISTING SHAREHOLDERS.......................     4
               3.1   Corporate Organization and Standing.........................................     4
               3.2   Authorization...............................................................     4
               3.3   No Conflict or Violation....................................................     5
               3.4   Capitalization of Superior..................................................     5
               3.5   Title to Shares.............................................................     5
               3.6   Facilities..................................................................     5
               3.7   Financial Statements........................................................     6
               3.8   Books and Records...........................................................     7
               3.9   Litigation..................................................................     7
               3.10  Licenses and Permits; Compliance with Laws..................................     7
               3.11  Tax Matters.................................................................     7
               3.12  Brokers, Finders............................................................     9
               3.13  Absence of Certain Changes..................................................     9
               3.14  Material Contracts..........................................................    11
               3.15  Proprietary Rights..........................................................    12
               3.16  Labor Matters...............................................................    12
               3.17  Consents....................................................................    13
               3.18  Employee Benefit Plans; Employment Agreements...............................    13
               3.19  Compliance with Environmental Laws..........................................    15
               3.20  Certain Business Relationships with Superior................................    18
               3.21  Undisclosed Liabilities.....................................................    18
               3.22  Insurance...................................................................    18
               3.23  Accounts Receivable.........................................................    18
               3.24  Inventory...................................................................    19
               3.25  Payments....................................................................    19
               3.26  Customers, Distributors and Suppliers.......................................    19
               3.27  Investment Intent; Accredited Investors; Suitability and Sophistication.....    19
               3.28  Material Misstatements Or Omissions.........................................    20

                                       i
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
ARTICLE IV.     REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND HDA................................    21
                4.1   Corporate Organization and Standing.........................................    21
                4.2   Authorization...............................................................    21
                4.3   No Conflict or Violation....................................................    21

ARTICLE V.      POST-CLOSING COVENANTS............................................................    21
                5.1   Further Assurances..........................................................    22
                5.2   Tax Matters.................................................................    22

ARTICLE VI.     CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS BY HOLDINGS AND HDA................    25
                6.1   No Injunctive Proceedings...................................................    25
                6.2   Representations and Warranties..............................................    25
                6.3   Performance of Agreements...................................................    25
                6.4   Compliance Certificate......................................................    26
                6.5   Stock Certificates..........................................................    26
                6.6   Stock Books.................................................................    26
                6.7   Officers and Directors......................................................    26
                6.8   Opinion of Counsel..........................................................    26
                6.9   Consents, Etc...............................................................    26
                6.10  Ancillary Agreements........................................................    26
                6.11  Nonforeign Affidavit........................................................    26

ARTICLE VII.    CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS BY THE EXISTING SHAREHOLDERS.......    26
                7.1   No Injunctive Proceedings...................................................    27
                7.2   Representations and Warranties..............................................    27
                7.3   Performance of Agreements; Instruments of Transfer..........................    27
                7.4   Compliance Certificates.....................................................    27
                7.5   Ancillary Agreements........................................................    27

ARTICLE VIII.   ACTIONS BY THE PARTIES AFTER THE CLOSING..........................................    27
                8.1   Indemnification by the Existing Shareholders................................    27
                8.2   Indemnification by HDA......................................................    27
                8.3   Survival of Representations, Warranties and Covenants.......................    28
                8.4   Threshold...................................................................    28
                8.5   Notice and Opportunity to Defend............................................    28
                8.6   Indemnification Payments....................................................    28

ARTICLE IX.     MISCELLANEOUS.....................................................................    29
                9.1   Expenses....................................................................    29
                9.2   Notices.....................................................................    29
                9.3   Counterparts................................................................    30
                9.4   Entire Agreement............................................................    30
                9.5   Headings....................................................................    30
                9.6   Assignment; Amendment of Agreement..........................................    30
                9.7   Governing Law...............................................................    30

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
             9.8   Further Assurances..........................................    30
             9.9   No Third-Party Rights.......................................    31
             9.10  Non-Waiver..................................................    31
             9.11  Severability................................................    31
             9.12  Incorporation of Exhibits and Schedules.....................    31
             9.13  Knowledge...................................................    31

ANNEX A      THE EXISTING SHAREHOLDERS.........................................   A-1

ANNEX B      ALLOCATION OF PURCHASE PRICE......................................   B-1

ANNEX C      NOTICE TO THE EXISTING SHAREHOLDERS...............................   C-1

                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of June 7, 1999, is entered into by and among City Truck Holdings, Inc., a Delaware corporation ("Holdings"), HDA Parts System, Inc., an Alabama corporation ("HDA"), and the shareholders of Superior Truck & Auto Supply, Inc., a Massachusetts corporation ("Superior"), identified on Annex A hereto (the "Existing Shareholders"). Holdings, HDA and the Existing Shareholders are referred to herein as each a "Party" and collectively, the "Parties."

                                    RECITALS

          WHEREAS, the Existing Shareholders own all of the capital stock of Superior;

          WHEREAS, HDA desires to acquire all of the capital stock of Superior;

                                  ARTICLE I.

                               PURCHASE AND SALE

          1.1       Purchase Price.  Upon the terms and subject to the
                    --------------
conditions set forth herein, HDA will purchase from the Existing Shareholders all of the capital stock of Superior for an aggregate price of $2,000,000 (Two Million Dollars) (the "Purchase Price") determined as follows: (a) $1,700,000 (One Million Seven Hundred Thousand Dollars) less the amount of any long-term indebtedness for borrowed money or current portion thereof and the related party indebtedness to Lou Esposito and any other Company indebtedness in cash payable by wire transfer of immediately available funds to the Existing Shareholders (the "Cash Purchase Price"), (b) 495.15 shares of common stock of Holdings, par value $.01 per share (the "Common Stock"), and (c) 2,158.24 shares of Series A Preferred Stock of Holdings, par value $.01 per share (the "Series A Preferred Stock"). The Purchase Price shall be allocated among the Existing Shareholders in the manner specified in Annex B.

          1.2       Purchase Price Adjustment.
                    -------------------------

          (a)       Adjustment for Certain Distributions.  If any distributions,
                    ------------------------------------
other (i) than Tax Distributions (as defined), (ii) Scott Esposito's current base pay, (iii) the current rent on the Facility (as defined in Section 3.6) and
(iv) the HD America Rebate (as defined) to be distributed in March in an amount not to exceed $45,000), are made by Superior to the Existing Shareholders or any person related directly or indirectly by blood or marriage to, or any entities affiliated with, any Existing Shareholder between December 31, 1998 and the Closing (as defined in Section 2.1), the Cash Purchase Price shall be reduced by the amount of any such distributions.

          (b)       Tax Distributions.  Tax Distributions means distributions
                    -----------------
attributable to Taxes (as defined) relating to income of Superior paid or payable by the Existing Shareholders for the 1998 Tax year and for the period January 1, 1999 to the Closing. The distributions made to the Existing Shareholders attributable to Taxes relating to income of Superior paid for the 1998 Tax Year and estimated to be payable for the period January 1, 1999 to the Closing were in the amounts of $52,000 and $54,000, respectively (such amounts collectively, the "Preliminary Existing Shareholders' Taxes"). The Taxes relating to income of Superior for the period between January 1, 1999 and the Closing shall not include Taxes on income recognized by Superior as a result of the election pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder contemplated hereby.

          1.3       Post-Closing Adjustment.
                    -----------------------

          (a)       Tax Schedules.  The Existing Shareholders will prepare at
                    -------------
their expense draft schedules of Taxes relating to income of Superior payable by the Existing Shareholders for the 1998 Tax year and for the period January 1, 1999 to the Closing Date (as defined) (the "Draft Tax Obligations"). The Existing Shareholders will deliver such Draft Tax Obligations to HDA as soon as possible but in any event within 75 days after the Closing.

          (b)       Tax Notice.
                    ----------

               (i) Within 30 days after the receipt of the Draft Tax Obligations, HDA will deliver to the Existing Shareholders a written notice certifying that either (A) it agrees with the Draft Tax Obligations or (B) it disagrees with the Draft Tax Obligations, in which case it will provide therewith a reasonably detailed written report stating the basis for disagreement with the Draft Tax Obligations (the "Tax Notice"). The Existing Shareholders shall provide reasonable access to their respective accountants' work papers and personnel and to such historical financial information as HDA shall reasonably request in order to review the Draft Tax Obligations.

               (ii)      If the Tax Notice is not timely given as described in
     Section 1.3(b)(i), the Draft Tax Obligations furnished by the Existing Shareholders to HDA pursuant to Section 1.3(a) shall be final, binding and conclusive upon the Parties. If HDA disagrees with such Draft Tax Obligations as described in Section 1.3(b)(i)(B), and if the disagreement is not resolved by mutual agreement among the Parties within 30 days following delivery of the Tax Notice, such dispute will be resolved by a "Big 5" accounting firm ("BFAF"), other than PricewaterhouseCoopers LLP, selected by mutual agreement of HDA and the Existing Shareholders. The costs of resolving such a dispute shall be borne equally by HDA and the Existing Shareholders.

               (iii) Upon appointment of a BFAF, such BFAF in consultation with the Parties shall establish a schedule for resolution of the dispute that is reasonably calculated to result in a resolution as expeditiously as practicable, and in any event, no later than six months after the Closing Date. In resolving such dispute, the BFAF shall revise the Draft Tax Obligations only with respect to the issues raised in the Tax Notice. The decision of the BFAF shall be final and binding on HDA and the Existing Shareholders in the absence of manifest error.

          (c)       Post-Closing Adjustment.  Within two business days after a
                    -----------------------
final resolution by the BFAF of such disagreements as may arise out the review of the Draft Tax Obligations in accordance with Section 1.3(b) above, and an appropriate adjustment to the Draft Tax Obligations to reflect such resolution, or if Section 1.3(b)(i)(A) or the first sentence of Section 1.3(b)(ii) applies, two business days after delivery of, or expiration of the period for delivering, the Tax Notice (as applicable), the amount of the Tax Distributions will be determined based on the

Existing Shareholders' Taxes (as adjusted pursuant to this sentence, if applicable) instead of the Preliminary Existing Shareholders' Taxes, and to the extent that the Preliminary Existing Shareholders' Taxes was less than the Existing Shareholders' Taxes, the difference and interest thereon due to the Existing Shareholders will promptly be paid to the Existing Shareholders by HDA. Similarly, to the extent the Estimated Shareholders' Taxes was more than the Existing Shareholders' Taxes, the excess and interest thereon will be promptly returned by the Existing Shareholders to HDA. Any amounts payable pursuant to this paragraph shall bear interest from the Closing Date through the date of payment at an annual rate equal to LIBOR as reported in The Wall Street Journal on the Closing Date.

          1.4 Allocation of Purchase Price. The sum of (i) the Purchase Price (as adjusted pursuant to Section 1.2 hereof) plus (ii) Superior's liabilities, if any, and (iii) other relevant items (as specified in Treas. Reg.
(S) 1.338(h)(10)-1(f)) represents the amount agreed upon by the Parties to be the aggregate consideration paid for the assets of Superior, and shall be allocated among the assets in accordance with a schedule (the "Allocation Schedule") to be agreed after the Closing Date by HDA and the Existing Shareholders. HDA shall prepare and deliver the Allocation Schedule to the Existing Shareholders for their review and approval within 45 days of the Closing, and the Existing Shareholders shall deliver to HDA any proposed adjustment thereto within 30 days of their receipt of the Allocation Schedule. If the Existing Shareholders do not deliv er to HDA proposed adjustments to the Allocation Schedule within such time, they shall be deemed to agree with the Allocation Schedule as prepared by HDA. In the event of any disagreement, HDA and the Existing Shareholders shall negotiate in good faith to resolve their differences. If the disagreement is not resolved by mutual agreement among the Parties within 45 days of HDA's receipt of the Existing Shareholders' proposed adjustments, such dispute will be resolved by a Big Five accounting firm, selected by mutual agreement of HDA and the Existing Shareholders. The costs of resolving such a dispute shall be borne equally by HDA and the Existing Shareholders. The Allocation Schedule shall comply with the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder. Any subsequent indemnification payment treated as an adjustment to the Purchase Price shall be reflected as an adjustment to the amount set forth on the Allocation Schedule that is allocated to the specific asset, if any, giving rise to the adjustment, and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the assets of Superior acquired hereunder in accordance with
Section 1060 of the Code and the regulations promulgated thereunder. HDA and the Existing Shareholders shall (i) report for all income Tax purposes the purchase of the assets in a manner consistent with the Allocation Schedule and in a manner consistent with all applicable rules and regulations; (ii) not assert, in connection with any Tax Return, Tax audit or similar proceedings, any allocation that differs from that agreed to herein; and (iii) notify the other in the event any taxing authority is taking or proposing to take a position inconsistent with such allocation.

                                  ARTICLE II.

                                    CLOSING

          2.1       Closing.  The Closing of the transactions contemplated
                    -------
herein (the "Closing") shall be held at 10:00 a.m. local time on June 7, 1999 (the "Closing Date") at the offices of Jones, Day, Reavis & Pogue, 77 West Wacker, Chicago, Illinois 60601. The place of the Closing and the Closing Date may be varied by agreement among the Parties.

          2.2       Sale of Capital Stock of Superior. On the terms and subject
                    ---------------------------------
to the conditions of this Agreement, on the Closing Date, the Existing Shareholders shall sell, transfer and assign to HDA, and HDA shall purchase and acquire from the Existing Shareholders, all of the capital stock of Superior.

          2.3       Payment of Purchase Price. At the Closing, (a) HDA shall
                    ---------------------------------
wire transfer the Cash Purchase Price in immediately available funds in the amounts and to the bank accounts designated by the Existing Shareholders on Annex B hereto and (b) Holdings shall issue and sell, and the Existing Shareholders shall purchase from Holdings, the number of shares of Common Stock and Series A Preferred Stock set forth opposite each such Existing Shareholder's name on Annex B hereto; provided, however, that 165.05 shares of Common Stock
                        --------  -------
and 719.41 shares of Series A Preferred Stock shall be delivered to the Escrow Agent (as defined in Section 6.10) pursuant to Section 8.6 hereof.

          2.4       Section 338(h)(10) Election. At the Closing, the Existing
                    ---------------------------
Shareholders shall deliver to HDA such duly executed documents, forms and consents as HDA shall deem to be reasonably necessary to effect an election (a "Section 338(h)(10) Election") pursuant to Section 338(h)(10) of the Code and the regulations thereunder.

                                 ARTICLE III.

                       REPRESENTATIONS AND WARRANTIES OF
                           THE EXISTING SHAREHOLDERS

          The Existing Shareholders, jointly and severally, represent and warrant to Holdings and HDA as follows, except as set forth in a disclosure schedule ("Schedule") attached hereto and made a part hereof, the number of each Schedule corresponding to the Section number to which it refers:

          3.1       Corporate Organization and Standing.  Superior is a
                    -----------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to own or lease its properties and to carry on its business as presently conducted. Superior has delivered to HDA or its representatives complete and correct copies of its Articles of Incorporation and Bylaws (or other charter documents) and all amendments thereto. Superior is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now being conducted by it or the property owned or leased by it makes such qualification necessary, all of which are listed on Schedule 3.1. Superior does not own, and has not at any time within the past five years owned, any capital stock of, or other securities or interests evidencing an equity interest in, any corporation, partnership, limited liability company or other entity.

          3.2       Authorization.  This Agreement, the Ancillary Agreements (as
                    -------------
defined in Section 6.10), and the transactions contemplated hereby and thereby have been duly authorized (in the case of non-natural persons). This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Existing Shareholders party thereto, and are (or will be, as the case may be) the legal, valid and binding obligations of the Existing Shareholders party thereto, enforceable against them in accordance with their terms.

          3.3       No Conflict or Violation.  Neither the execution and
                    ------------------------
delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate, conflict with or result in or constitute a default under or result in the termination or the acceleration of, or the creation in any party of any right (whether or not with notice or lapse of time or both) to declare a default, accelerate, terminate or cancel any indenture, contract, lease, sublease, loan agreement, note or other agreement, obligation or liability ("Contractual Obligation") to which Superior or any Existing Shareholder is a party or by which it, he or she is bound or to which its, his or her assets are subject or result in the creation of any lien or encumbrance upon any of said assets, (b) violate, conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws (or other organizational documents) of Superior, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Superior or any Existing Shareholder is subject or (d) violate, conflict with or result in a breach of any applicable rule or regulation of any federal, state, local or other governmental authority.

          3.4       Capitalization of Superior.  The authorized capital stock of
                    --------------------------
Superior consists of 20,000 shares of common stock, without par value (the "Superior Common Stock"). As of the date of this Agreement, 10,001 shares of Superior Common Stock are outstanding, all of which shares have been duly authorized, validly issued and are fully paid and non-assessable and are owned in the aggregate by the Existing Shareholders, and individually by the persons in the amount specified on Annex A hereto (the "Shares"). There are (a) no preemptive or similar rights on the part of any holder of any class of securities of Superior and (b) no options, warrants, conversion or other rights, agreements or commitments of any kind obligating Superior, contingently or otherwise, to issue, sell or otherwise cause to be outstanding any shares of its capital stock of any class or any securities convertible into or exchangeable for any such shares.

          3.5       Title to Shares.  The Existing Shareholders have, and at
                    ---------------
Closing will have, good and valid title to the Shares owned by them, free and clear of any claims, liens, security interests, options, charges, restrictions and interests of others whatsoever. Upon delivery to HDA at the Closing of certificates representing the Shares owned by the Existing Shareholders, duly endorsed by them for transfer to HDA, HDA will obtain good and valid title to such Shares, free and clear of any claims, liens, security interests, options, charges, restrictions and interests of others whatsoever except for any restrictions created by HDA. There are no voting trusts, proxies, or other agreements or understandings to which Superior or any Existing Shareholder is a party with respect to the voting, dividend rights or disposition of any of the Shares. The Existing Shareholders have no obligation, absolute or contingent, to any other person or entity to issue, sell or otherwise dispose of any capital stock of Superior or to effect any merger, consolidation, reorganization or other business combination of Superior or to enter into any agreement with respect thereto.

          3.6       Facilities.  Schedule 3.6 contains a complete and accurate
                    ----------
list of all real property used in connection with the business of Superior, all of which is leased ("Leased Real Property"). The Leased Real Property is sometimes hereinafter referred to as a "Facility."

          (a)       Actions.  There are no pending or, to the best knowledge of
                    -------
Superior, threatened (i) condemnation proceedings or other actions, claims, suits, litigation, proceedings, notices of violation, inquiry or investigations from any governmental body, or
(ii) actions, claims, suits, litigation or proceedings from any other party, in each case relating to the title to or physical condition of the Facility or to any improvements constructed thereon (collectively, "Actions").

          (b)       Facility Leases and Leased Real Property.  With respect to
                    ----------------------------------------
the Leased Real Property, Superior is the sole lessee and such lessee has an unencumbered interest in the leasehold estate related thereto. Superior enjoys peaceful and undisturbed possession of all of the Leased Real Property. To the best knowledge of Superior, the Facility lease is valid, binding and enforceable in accordance with its terms. Superior is not in default in any material respect under the Facility lease, and, to the best knowledge of Superior, no event or condition exists that with notice or lapse of time or both would constitute a default in any material respect by Superior under the Facility lease. True, correct and complete copies of the lease for the Leased Real Property, including all amendments, modifications, written waivers or supplemental agreements thereto, have been delivered to, or made available for inspection by, HDA or its representatives.

          (c)       Utilities.  The Facility is supplied with utilities
                    ---------
(including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facility as currently operated, and, to the best of Superior's knowledge, there is no condition that would reasonably be expected to result in the termination of the present access from the Facility to such utility services.

          (d)       Certificate of Occupancy.  The Facility has received all
                    ------------------------
required approvals of governmental authorities (including, without limitation, permits and a certificate of occupancy or similar certificate permitting lawful occupancy of the Facility) required in connection with the operation thereof and is and has been operated and maintained in accordance with applicable regulations.

          (e)       Improvements, Fixtures and Equipment.  The improvements
                    ------------------------------------
constructed on the Facility, including, without limitation, all leasehold improvements, and all fixtures and equipment and other tangible assets owned, leased or used by Superior at the Facility are (i) insured to the extent and in a manner customary in the industry, (ii) structurally sound with no known material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of Superior as presently conducted and (vi) in conformity with all applicable regulations.

          (f)       No Special Assessment.  Superior has not received notice of
                    ---------------------
any special assessment relating to the Facility or any portion thereof, and there is no pending or threatened special assessment.

          3.7       Financial Statements.
                    --------------------

          (a) The unaudited balance sheets and statements of income, stockholders' equity and cash flows of Superior at and for the fiscal years ended December 31, 1998 and 1997 fairly present the financial condition and results of operations of Superior as of their respective dates and for each such period. Superior has no liabilities of any nature, whether absolute, accrued, asserted or unasserted or contingent or whether due or to become due that should have been recorded or reserved for on any such balance sheet and were not so recorded or reserved. The unaudited balance sheet of Superior at December 31, 1998 is referred to herein as the "Balance Sheet."

          (b) The unaudited balance sheet and statements of income, stockholders' equity and cash flows of Superior at and for the four months ended April 30, 1999 fairly present the financial condition and results of operations of Superior as of its date and for such period and are consistent with the financial statements described in Section 3.7(a).

          (c) Copies of the financial statements described in Section 3.7(a)-(b) have been provided to HDA or its representatives.

          3.8       Books and Records.  Superior has made and kept and given HDA
                    -----------------
and its representatives access to books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Superior. The minute books of Superior accurately and adequately reflect all action taken by the shareholders, board of directors and committees of the board of directors of Superior. The copies of the stock book records of Superior are true, correct and complete, and accurately reflect all transactions effected in Superior's equity interests through and including the date hereof. Superior has not engaged in any transaction, maintained any bank account or used any corporate funds except for the transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of Superior, all of which have been provided or made available to HDA and its representatives.

          3.9       Litigation.  There is no claim, action, suit, proceeding, or
                    ----------
investigation pending or, to the best knowledge of Superior, threatened against Superior or the directors, officers, agents or employees of Superior (in their capacity as such), or any properties or rights of Superior. There are no orders, writs, injunctions or decrees currently in force against Superior or the directors, officers, agents or employees of Superior (in their capacity as such) with respect to the conduct of Superior's business.

          3.10      Licenses and Permits; Compliance with Laws.  Schedule 3.10
                    ------------------------------------------
sets forth a complete list of all licenses, franchises, permits, approvals and other governmental authorizations (collectively, "Licenses and Permits") held by Superior. Superior owns, holds or possesses all Licenses and Permits necessary or appropriate to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted. Superior is not in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it. Superior's conduct of its business has been and is in compliance with all applicable laws, statutes, ordinances and regulations. Superior has not received any notice asserting a failure to comply with any law, statute, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency.

          3.11      Tax Matters.
                    -----------

          (a) For purposes of this Agreement, (i) "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and (ii) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) Superior has timely filed, or caused to be timely filed, all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Superior (whether or not shown on any Tax Return) have been paid. Superior is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Superior does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Superior that arose in connection with any failure (or alleged failure) to pay any Tax.

          (c) Superior withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (d) There is no dispute or claim concerning any Tax liability of Superior either (i) claimed or raised by any authority in writing or (ii) of which Superior has knowledge. To the knowledge of Superior and each Existing Shareholder, no audit or examination of any Tax Return is currently in progress, and Superior has not received notice of any proposed audit or examination. Superior has furnished to HDA or its representatives correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Superior with respect to years ended on or before December 31, 1997. Superior has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) Superior has not filed a consent under Section 341(f) of the Code concerning collapsible corporations (or any comparable state income tax provision). Superior has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Superior is not a party to any Tax allocation, sharing or indemnity agreement. Superior (i) has not been a member of an affiliated group of corporations filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any person under Treasury Regulation Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Schedule 3.11 hereto sets forth all material elections (e.g., accelerated depreciation, Sec. 263(a) regarding the allocation of overhead to inventory, and LIFO election for inventory accounting) in effect as of the date hereof with respect to Taxes affecting Superior.

          (f) The unpaid Taxes of Superior did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet. Superior has made provision on its compiled balance sheet disclosed in Section 3.7(b), and Superior has made provisions on the most recent interim financial statements for the payment of all Taxes which may subsequently become due.

          (g) Superior has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence and Superior will be an S corporation up to and including the Closing Date.

          (h) Superior will not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of assets caused by the making of the Section 338(h)(10) Election. Superior has not, in the past ten years, (i) acquired assets from another corporation in a transaction in which its Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

          3.12      Brokers, Finders.  Superior has not retained any broker or
                    ----------------
finder in connection with the transactions contemplated herein, and is not obligated and has not agreed to pay any brokerage or finder's commission, fee or similar compensation.

          3.13      Absence of Certain Changes.
                    --------------------------

          Since December 31, 1998, Superior has conducted its business in the ordinary course and there has not occurred with respect to Superior:

          (a) any material adverse effect on the business, operations, assets, results of operations, financial condition or prospects of Superior ("Material Adverse Effect");

          (b) any revaluation of assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

          (c) any payment, discharge or satisfaction of any liabilities or obligations, other than in the ordinary course of business;

          (d) any incurrence of liabilities, except liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves;

          (e) any capital expenditure exceeding $2,000, the execution of any lease or the incurring of any obligation to make any capital expenditure or execute any lease other than in the ordinary course of business;

          (f) the failure to pay or satisfy when due any liability, except where the failure would not have a Material Adverse Effect;

          (g) any assets (whether real, personal or mixed, tangible or intangible) of Superior becoming subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except in the ordinary course of business;

          (h) the failure to carry on diligently the business in the ordinary course so as to preserve for HDA the assets, business and goodwill of Superior's suppliers, customers, distributors and others having business relations with it;

          (i) the disposition or lapsing of any Proprietary Rights (as defined in Section 3.15) or any disposition or disclosure to any person of any Proprietary Rights not heretofore a matter of public knowledge;

          (j) any cancellation or waiver of any material claims or rights of value, or any sale, lease, transfer, assignment, distribution or other disposition of any assets, except for sales of inventory in the ordinary course of business, or any disposal of any material assets for any amount;

          (k) an amendment, cancellation or termination of any contract, commitment, agreement, lease, transaction or permit relating to assets or the business or entry into any contract, commitment, agreement, lease, transaction or permit which is not in the ordinary course of business, including, without limitation, any employment or consulting agreements;

          (l) any bonus paid or promised, an increase in the base compensation, or other payment or loan to any director, officer or employee, whether now or hereafter payable or granted (other than increases in base compensation not to exceed 5% per annum in the ordinary course consistent in timing and amount with past practices), or entry into or variation of the terms of any employment or incentive agreement with any such person;

          (m) an adverse change in employee relations which has or is reasonably likely to have an adverse effect on the productivity, the financial condition, results of operations or business of Superior or the relationships between the employees of Superior and the management of Superior;

          (n) any change in any method of accounting or keeping books of account or accounting practices;

          (o) any material damage, destruction or loss of any asset, whether or not covered by insurance;

          (p) the issuance, delivery or sale of any equity securities, or alteration in terms of any outstanding securities issued by it or any increase in its indebtedness for borrowed money;

          (q) the declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property or otherwise), the redemption, purchase or other acquisition of any shares of Superior Common Stock, or the creation of any securities convertible into or exchangeable for any shares of Superior Common Stock or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (r) the consummation or adoption of any plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Superior;

          (s) the existence of any other event or condition which, in any one case or in the aggregate, has been or might reasonably be expected to have a Material Adverse Effect; or

          (t) an agreement to do any of the things described in the preceding clauses (a) - (s) other than as expressly provided for herein.

          3.14      Material Contracts.  Schedule 3.14 attached hereto sets
                    ------------------
forth a complete and correct list of all the Material Contracts to which Superior or, in the case of Section 3.14(g), any Existing Shareholder, is a party. As used in this Agreement, "Material Contracts" means:

          (a) all such contracts not made in the ordinary course of business;

          (b) all such leases or other agreements under which Superior is a lessor or lessee of any real property or any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in the business of Superior, which entails annual payments, in the case of any such lease or agreement, in excess of $2,000;

          (c) all such options with respect to any property, real or personal, whether Superior is the grantor or grantee thereunder;

          (d) all such distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to Superior's assets or business and that are not cancelable on not more than 30 days notice and without cancellation penalties or severance payments, in the case of any such contract or group of contracts, in excess of $2,000;

          (e) all such mortgages, indentures, security agreements, pledges, notes, loan agreements or guaranties relating to Superior;

          (f) all such contracts and agreements to which Superior is a party and which are (i) outstanding contracts with its officers, employees, agents, consultants, advisors, salespeople, sales representatives, distributors, sales agents or dealers of Superior other than contracts which by their terms are cancelable by Superior with notice of not more than 30 days and without cancellation penalties or severance payments, in the case of any such contract or group of contracts, in excess of $2,000, (ii) collective bargaining agreements and (iii) pension, profit-sharing, bonus, retirement, stock option or employee benefit plans or other similar plans or arrangements of Superior;

          (g) any covenant not to compete or similar restriction on Superior or any Existing Shareholder;

          (h) any contract with the United States, state or local government or any agency or department thereof, involving expenditures or liabilities in excess of $2,000; or

          (i) any contract or agreement providing for the receipt or payment (whether the obligations are fixed or contingent) of $2,000 or more after the date of this Agreement, including, without limitation, agreements calling for penalties or payments upon voluntary termination or withdrawal by Superior.

The Existing Shareholders have furnished to HDA or its representatives true and correct copies of all Material Contracts, including all amendments and supplements thereto.

          3.15 Proprietary Rights.
               ------------------

          (a) Schedule 3.15(a) lists the material patents, trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, logos and copyrights (collectively, the "Proprietary Rights") for Superior. Schedule 3.15(a) also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered and (iii) for each copyright, the number and date of filing for each country in which a copyright has been filed. The Proprietary Rights listed in Schedule 3.15(a) are all those used by Superior in connection with its businesses. True and correct copies of all patents (including all pending applications) owned, controlled, created or used by or on behalf of Superior or in which Superior has any interest whatsoever have been provided to HDA or its representatives.

          (b) Superior has no obligation to compensate any person for the use of any such Proprietary Rights nor has Superior granted to any person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.

          (c) Superior owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of Superior by reason of the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby. All of the pending patent applications have been duly filed. Superior has not received any notice of invalidity or infringement of any rights of others with respect to such trademarks. Superior has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other person. No other person (i) has the right to use any Proprietary Rights,
(ii) has notified Superior that it is claiming any ownership of or right to use such Proprietary Rights or (iii) to the best knowledge of Superior, is infringing upon any such Proprietary Rights in any way. Superior's use of any Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no action has been instituted against or notices received by Superior that are presently outstanding, alleging that Superior's use of the Superior name and its variations used in the Superior business infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. There are not, and it is reasonably expected that after the Closing there will not be, any restrictions on right of Superior to sell products manufactured or remanufactured by Superior in connection with the operation of its business.

          3.16 Labor Matters.  Superior is not a party to any labor agreement
               -------------
with respect to its employees with any labor organization, union, group or association, and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Superior has not experienced any attempt by organized labor or its representatives to make it conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Superior. There is no labor strike or labor disturbance pending or, to the best knowledge of Superior, threatened against Superior, nor is any grievance currently being asserted, and Superior has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, Superior is in compliance with the Immigration

Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986.

          3.17 Consents.  No consent, approval, authorization, order, filing,
               --------
registration or qualification (each, a "Consent") of or with any court, governmental authority or third person is required to be made or obtained by Superior in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation by the Existing Shareholders of the transactions contemplated herein and therein.

          3.18 Employee Benefit Plans; Employment Agreements.
               ---------------------------------------------

          (a)  Plans.  Schedule 3.18(a) sets forth a true, complete and accurate
               -----
list of: (i) any and all severance or employment agreements with any current or former director, officer or employee; (ii) any and all severance programs or policies; (iii) any and all plans or arrangements relating to current or former directors, officers or employees containing change in control provisions or any other agreements or arrangements (including collective bargaining agreements or consulting agreements) or currently established, maintained or contributed to by Superior for the benefit of any of Superior's employees, including bonus, incentive compensation, stock ownership, stock option, stock appreciation, stock purchase, phantom stock, vacation, retirement, insurance, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, workers compensation, pension, profit-sharing or deferred compensation plans;
(iv) any employee welfare and employee pension benefit plans (as such terms are defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently established, maintained or contributed to by Superior and are applicable to Superior's former or current employees (singularly, "Employee Benefit Plan" and collectively, "Employee Benefit Plans"); and (v) all Employee Benefit Plans, except those disclosed above, previously established, maintained or contributed to by Superior, or any one of them acting alone ("Terminated Employee Benefit Plans").

          (b)  Pension and Welfare Benefit Plans.  With respect to the Employee
               ---------------------------------
Benefit Plans and Terminated Employee Benefit Plans, each as described on
Schedule 3.18(a), to Superior's knowledge:

               (i) each Employee Benefit Plan is in compliance with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to such Employee Benefit Plans, including but not limited to ERISA and the Code, and each Employee Benefit Plan has been administered in accordance with its terms;

               (ii) with respect to Superior's employee welfare benefit plans, any trust related to such ERISA Plans (which term shall have the meaning set forth in Section 3(3) of ERISA with respect to employee benefit plans maintained or contributed to by Superior, or any of its affiliates that currently cover employees and are subject to ERISA) has been determined to be tax-exempt by the IRS pursuant to Code (S) 501(c)(9) and nothing has occurred since the time of such determination to cause the loss of such trust's tax-exempt status. Each ERISA Plan intended to be qualified pursuant to Code (S) 401(a) and Code (S) 501(a) is qualified under Code (S) 401(a) and Code (S) 501(a) and has received a determination letter from the IRS covering the Tax Reform Act of 1986, as amended, that such ERISA Plans are so qualified and each trust established in connection with any such plan is exempt from federal income taxation and nothing (either in form or operation) has since occurred from the date of the last favorable determination letter to cause the loss of such ERISA Plans' or trusts' qualification;

               (iii) all required reports and descriptions of such ERISA Plans (including without limitation the IRS Form 5500 Annual Return/Report, summary annual report and summary plan description) have been timely filed and distributed;

               (iv) any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to such Employee Benefit Plans have been appropriately given;

               (v) all required contributions for all periods ending prior to Closing (including periods from the first day of the current plan year to Closing) will be made to such Employee Benefit Plans prior to the Closing Date by Superior;

               (vi) Superior has not taken any action directly or indirectly that obligates Superior to institute, modify or change any Employee Benefit Plan, any change in the manner in which contributions are made or the basis on which such contributions are determined;

               (vii) all insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to such Employee Benefit Plans for policy years or other applicable policy periods ending on or before Closing;

               (viii) with respect to each such Employee Benefit Plan, Superior and its affiliates have not engaged in any prohibited transactions (as defined in ERISA (S) 406 or Code (S) 4975), no penalty, fine, tax, action, suit, grievance, arbitration or other manner of litigation, or claim (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to such Employee Benefit Plans, Superior, or any fiduciary (as defined in ERISA (S) 3(21)) of such Employee Benefit Plans (including any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct which allegedly interferes with the attainment of rights under such plans), neither Superior, nor any fiduciary with respect to such plans has any knowledge of any facts that would give rise to or could give rise to any penalty, fine, tax, action, suit, grievance, arbitration or other manner of litigation, or claim, and Superior has not incurred any lien under Section 401(a)(29) or any material liability for any tax or civil penalty imposed by Section 4971 or 4976 of the Code or
     Section 502 of ERISA and no condition or set of circumstances exists that presents a risk to Superior of incurring any such lien or liability;

               (ix) no Employee Benefit Plan is (A) a "defined benefit" plan (as defined in Section 3(35) of ERISA, (B) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (C) a "multiple employer" or a "multiple employer welfare arrangement" within the meaning of Section 413(c) of the Code or Section 514(b)(6) of ERISA, respectively, or (D) a "welfare benefit fund" as defined in Section 419(e) of the Code;

               (x) Superior is not subject to any liability under Title IV of ERISA, including any withdrawal liability on behalf of a multiemployer plan;

               (xi) none of Superior or any of its directors, officers, employees or any other fiduciary has any liability for a material breach of fiduciary responsibility imposed by ERISA for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such Employee Benefit Plans;

               (xii) except as disclosed on Schedule 3.18(a), none of such Employee Benefit Plans has been completely or partially terminated;

               (xiii) no current or former employee of Superior will be entitled to any payment, additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event such as a termination of employment) and no trustee under any "rabbi trust" or similar arrangement in connection with any Employee Benefit Plan will be entitled to payment as a result of the transactions contemplated by this Agreement;

               (xiv) there is no pending or threatened litigation, action, suit, proceeding or investigation against or involving such Employee Benefit Plans and, to the best knowledge of Superior, there is no basis for any litigation, action, suit, proceeding or investigation; and

               (xv) no Employee Benefit Plan provides medical, life or other welfare benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than coverage mandated by applicable law). With respect to any contract or arrangement with an insurance company providing funding under any Employee Benefit Plan, there is no material liability for any retroactive rate adjustment. Except as disclosed on Schedule 3.18(a), Superior has the right to amend or terminate its participation with respect to each Employee Benefit Plan. Each Employee Benefit Plan that is a "group health plan," as defined in Section 5000 of the Code has been operated in accordance with
     Section 4980B of the Code, Section 9801 and the secondary payor requirements of Section 1862(b) of the Social Security Act.

          3.19    Compliance with Environmental Laws.
                  ----------------------------------

          (a)     Definitions. The following terms, when used in this Section
                  -----------
3.19, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (i) "Superior" for the purposes of this Section, shall include (A) Superior, (B) all partnerships, joint ventures and other entities or organizations in which Superior was at any time or is a partner, joint venturer, member or participant and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Superior or to which Superior has succeeded.

               (ii) "Release" shall mean and include any existing or previously existing spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any hazardous substance, and/or otherwise as defined in any Environmental Law.

               (iii) "Hazardous Substance" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

               (iv) "Environmental Laws" shall mean all laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations of any governmental or judicial authority at the federal, state or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act and the Hazardous Materials Transportation Act.

               (v) "Environmental Conditions" means the introduction into the environment, whether or not yet discovered, of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which has or may become liable to any person or by reason of which the Facility, any former Facility or any of the assets of Superior may suffer or be subjected to any lien or as a result of which Superior or HDA could incur any damage, loss, cost, expense, claim, demand, order or liability to a third party (including, without limitation, any governmental authority).

               (b) Notice of Violation.  Superior has not received a notice of
                   -------------------
alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, whether at the Facility, any former

Facility or otherwise or (ii) an alleged violation of or non-compliance with the conditions of any permit required under any Environmental Law or the provisions of any Environmental Law. Superior has not received notice of any other claim, demand or action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from the Facility or any former Facility, or in connection with any operations or activities of Superior.

               (c)  Environmental Conditions.  There are no present or past
                    ------------------------
Environmental Conditions.

               (d)  Environmental Audits or Assessments. True, complete and
                    -----------------------------------
correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Superior, of all environmental audits or assessments which have been conducted at the Facility or any former Facility within the past five years, either by Superior or any attorney, environmental consultant or engineer engaged for such purpose, have been delivered to HDA or its representatives and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Superior has knowledge is included in Schedule 3.19(d) hereto.

               (e)  Indemnification Agreements. Superior is not a party, whether
                    --------------------------
as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any lease or other contract (excluding insurance policies disclosed on Schedule 3.22) under which Superior is obligated by or entitled to the benefits of directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.

               (f)  Releases or Waivers. Superior has not released any other
                    -------------------
person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

               (g)  Notices, Warnings and Records. Superior has given all
                    -----------------------------
notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

               (h)  Compliance.  Superior has never violated and is presently in
                    ----------
compliance with all Environmental Laws.

               (i)  Hazardous Material. Superior has not generated,
                    ------------------
manufactured, refined, transported, treated, disposed of, stored, handled, transferred, produced or processed any Hazardous Material.

               (j)  Underground Storage Tanks. There are no underground storage
                    -------------------------
tanks at the Facility owned or operated by Superior. Superior does not own or operate any underground storage tanks, whether currently in use or formerly used.

               (k)  Asbestos Containing Material. There is no asbestos
                    ----------------------------
containing material at the Facility owned or operated by Superior.

          (l)  Liens.  No lien has been imposed on the Facility pursuant to any
               -----
Environmental Law.

          3.20      Certain Business Relationships with Superior.  Except as
                    --------------------------------------------
disclosed on Schedule 3.20, none of the Existing Shareholders has been involved in any business arrangement or relationship with Superior within the past 12 months, and none of such Existing Shareholders owns any assets, tangible or intangible, that are used in the business of Superior.

          3.21      Undisclosed Liabilities.  Superior has no liabilities or
                    -----------------------
obligations, whether accrued, absolute, contingent or otherwise except (a) to the extent reflected or reserved for on the Balance Sheet, (b) liabilities or obligations incurred in the normal and ordinary course of business of Superior since December 31, 1998, (c) liabilities or obligations disclosed in Schedule
3.21 hereto and in the other Schedules attached hereto or (d) liabilities or obligations disclosed elsewhere in this Agreement.

          3.22      Insurance. Schedule 3.22 contains a complete and accurate
                    ---------
list of all policies or binders of fire, liability, title, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Superior on its (a) business, (b) assets or (c) employees at any time since December 31, 1992. All insurance coverage applicable to Superior, or its business or assets is in full force and effect, insures Superior in reasonably sufficient amounts against all risks usually insured against by persons operating similar business or properties of similar size in the localities where such business or properties are located, provides coverage as may be required by applicable regulation and by any and all contracts to which Superior is a party and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no premiums for any such insurance that are due or past due and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers' compensation insurance policies maintained by Superior have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of Superior. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders. No insurer has advised Superior that it intends to reduce coverage, increase premiums or fail to renew any existing policy or binder.

          3.23      Accounts Receivable. The accounts receivable set forth on
                    -------------------
the Balance Sheet, and all accounts receivable arising since the date of the Balance Sheet, represent bona fide claims of Superior against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Balance Sheet and, in the case of accounts receivable arising since the date of the Balance Sheet, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Balance Sheet.

          3.24 Inventory.  Schedule 3.24 contains a complete and accurate list
               ---------
of the addresses at which all inventory as set forth on the Balance Sheet, and all inventory acquired since the date of the Balance Sheet, is located. The inventory as set forth on the Balance Sheet or arising since the date of the Balance Sheet was acquired and has been maintained in accordance with the regular business practices of Superior, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at the lower of cost or market on a FIFO basis. None of such inventory is obsolete, unusable, slow-moving, damaged or unsaleable in the ordinary course of business, except for such items of inventory which have been written down to realizable market value, or for which adequate reserves have been provided in the Balance Sheet.

          3.25 Payments.  Superior has not, directly or indirectly, paid or
               --------
delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the business, assets or operations of Superior, that is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including, without limitation, the U.S. Foreign Corrupt Practices' Act) or any other country having jurisdiction. Superior has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

          3.26 Customers, Distributors and Suppliers.  Schedule 3.26 sets forth
               -------------------------------------
a complete and accurate list of the names and addresses of Superior's (a) ten largest (in terms of dollar volume) customers, distributors and other agents and representatives during Superior's last fiscal year, showing the approximate total sales in dollars by Superior to such customer during such fiscal year; and
(b) suppliers during Superior's last fiscal year, showing the approximate total purchases in dollars by Superior from such supplier during such fiscal year. Since December 31, 1998, there has been no adverse change in the business relationship of Superior with any customer, distributor or supplier named on
Schedule 3.26. Superior has not received any communication from any customer, distributor or supplier named on Schedule 3.26 of any intention to terminate or materially reduce purchases from or supplies to Superior.

          3.27 Investment Intent; Accredited Investors; Suitability and
               --------------------------------------------------------
Sophistication.
--------------

          (a) The Common Stock and Series A Preferred Stock to be purchased by the Existing Shareholders hereunder are being purchased for their own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 (the "Securities Act") except in compliance with the Securities Act. Each of the Existing Shareholders understands that the Common Stock and Series A Preferred Stock have not been registered under the Securities Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act, the availability of which exemption or exemptions depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Each of the Existing Shareholders acknowledges that shares of Common Stock or Series A Preferred Stock originally issued, any shares of Common Stock or Series A Preferred Stock issued upon any direct or indirect transfer of any such security, each certificate for shares of Common Stock issued upon the conversion of any shares of Series A Preferred Stock and each certificate issued upon the direct or indirect transfer of any such shares of

Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 OR RULE 144A UNDER SUCH ACT OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT, PROVIDED THAT IN A TRANSACTION PURSUANT TO (iii) ABOVE, IF REQUESTED BY THE ISSUER HEREOF, AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM AND SUBSTANCE IS FURNISHED TO SUCH ISSUER STATING THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER CONDITIONS AS SET FORTH IN THE STOCKHOLDERS' AGREEMENT, DATED AS OF SEPTEMBER 30, 1998, AS AMENDED, BY AND AMONG THE STOCKHOLDERS OF CITY TRUCK HOLDINGS, INC. AND CITY TRUCK HOLDINGS, INC.

Whenever the legend requirements imposed by this Section 3.27(a) shall terminate or a holder shall provide an opinion of counsel stating that such legend is no longer required, the respective holders of the securities for which such legend requirements have terminated shall be entitled to receive from Holdings certificates without such legend. In the event any disagreement arises regarding whether the legend requirement imposed by this Section 3.27(a) has terminated, the holders of such securities shall be entitled to receive from Holdings certificates without such legend if any such holder provides Holdings with a written opinion of counsel stating that such legend is no longer necessary or required.

          (b) Each of the Existing Shareholders is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          (c) Each of the Existing Shareholders has (i) such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Common Stock and Series A Preferred Stock, (ii) independently evaluated the risks and merits of purchasing the Common Stock and Series A Preferred Stock and (iii) sufficient financial resources to bear the loss of its entire investment in such securities.

          3.28 Material Misstatements Or Omissions.  No representations or
               -----------------------------------
warranties by any Existing Shareholder in this Agreement, nor any document, exhibit, statement, certificate or Schedule heretofore or hereinafter furnished to HDA or its representatives pursuant hereto, or in connection with the transactions contemplated hereby, including, without limitation, the Schedules, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Existing Shareholders have disclosed all events, conditions and facts materially affecting the business, prospects and financial condition of Superior, taken as a whole.

                                  ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND HDA

          Holdings and HDA represent and warrant to the Existing Shareholders as follows:

          4.1  Corporate Organization and Standing. Each of Holdings and HDA
               -----------------------------------
is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to execute and deliver this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.

          4.2  Authorization. This Agreement and the Ancillary Agreements have
               -------------
been duly authorized. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Holdings and HDA, and are (or will be, as the case may be) the legal, valid and binding obligations of each of Holdings and HDA, enforceable against each of them in accordance with their terms.

          4.3  No Conflict or Violation. Neither the execution and delivery of
               ------------------------
this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (a) result in the acceleration of, or the creation in any party of any right to accelerate, terminate, modify or cancel any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Holdings or HDA is a party or by which it is bound or to which any of its assets is subject, (b) conflict with or result in a breach of or constitute a default under any provision of their respective Articles of Incorporation or Bylaws (or other charter documents), or a default under or violation of any material restriction, lien, encumbrance or any contract to which Holdings or HDA is a party or by which it is bound or to which any of its assets is subject or result in the creation of any lien or encumbrance upon any of said assets, (c) violate or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or governmental agency to which Holdings or HDA is subject or (d) violate, conflict with or result in a breach of any applicable federal or state rule or regulation.

                                  ARTICLE V.

                            POST-CLOSING COVENANTS

          The Existing Shareholders, Holdings and HDA each covenant with the others as follows:

          5.1  Further Assurances. Upon the terms and subject to the conditions
               ------------------
contained herein, the Parties agree, after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement or the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the Parties agree to use their respective best efforts (i) to obtain all necessary waivers, consents and approvals from other parties (including, without limitation, governmental entities) to the consummation of the transactions contemplated by this Agreement; (ii) to obtain all necessary Licenses and Permits as are required to be obtained under any regulations; (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby; (iv) to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (v) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities; and (vi) to fulfill all conditions to this Agreement.

          5.2  Tax Matters.
               -----------

          (a) Superior and each of the Existing Shareholders will join with HDA in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local and foreign tax law) with respect to the purchase and sale of the stock of Superior hereunder. The Existing Shareholders will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law. The Existing Shareholders will also pay any Tax imposed on Superior attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Section 1374 of the Code, (ii) any Tax imposed under Reg. ?1.338(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on Superior's gain. The Existing Shareholders, jointly and severally, shall indemnify, defend and hold HDA and Superior harmless from and against any and all liability for any Taxes attributable to the making of the Section 338(h)(10) Election. HDA shall provide the Existing Shareholders with a copy of any Tax Return with respect to which the Existing Shareholders have agreed to indemnify HDA pursuant to this Section 5.2(a), accompanied by a statement calculating in reasonable detail the Existing Shareholders' indemnification obligation. The Existing Shareholders shall pay to HDA the amount of such indemnification obligation within 15 days of receipt of any such Tax Return and the accompanying statement.

          (b) Superior and the Existing Shareholders will not revoke Superior's election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. Superior and the Existing Shareholders will not take or allow any action, other than the sale of

Superior's stock pursuant to this Agreement, that would result in the termination of Superior's status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

          (c) The Existing Shareholders shall timely prepare and file, or cause to be prepared and filed, Internal Revenue Service Form 1120S (and any analogous state or local Tax Returns) for Superior in accordance with Section 1362(e) of the Code for the year ending December 31, 1998 and for the period January 1, 1999 through the day immediately preceding the Closing Date (the "S Short Year") and Internal Revenue Service Schedules K-1 for the tax year ending December 31, 1998 and for the S Short Year. Such Tax Returns shall be prepared or completed by the Existing Shareholders in a manner consistent with the prior practice of Superior (including elections and accounting methods and conventions) and in a manner that does not distort taxable income. The Existing Shareholders shall permit HDA to review and comment on such Tax Returns prior to filing and shall obtain HDA's consent prior to filing such Tax Return, which consent shall not be unreasonably withheld or delayed, prior to the filing thereof. The Existing Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedules K-1 and timely pay, or cause to be paid, when due all Taxes relating to the periods covered by such Tax Returns.

          (d) HDA shall prepare or complete, or cause to be prepared or completed, and timely filed, or cause to be timely filed, all Tax Returns of Superior required to be filed after the Closing Date (other than the Tax Returns specified in Section 5.2(c) hereof) and, subject to Section 5.2(e) hereof, shall timely pay, or cause to be timely paid, when due, all Taxes relating to such Tax Returns. With respect to Tax Returns of Superior not filed prior to the Closing Date (other than the Tax Returns specified in Section 5.2(c) hereof) that relate to a taxable period that ends on or prior to or includes the Closing Date, such Tax Returns shall be prepared or completed by HDA in a manner consistent with the prior practice of Superior.

          (e) Although HDA, as the taxpayer or in connection with filing the Tax Returns specified in Section 5.2(d) above, may be required to pay (i) non-income Taxes relating to time periods ending on or before the Closing Date (the "Pre-Closing Period"), and (ii) non-income Taxes for any Straddle Period (as hereinafter defined) that is allocated pursuant to this Section 5.2(e) to the Pre-Closing Period (such liabilities collectively, the "Pre-Closing Taxes) it is the intention of the Parties that, to the extent such Pre-Closing Taxes (including any penalties, interest or additions to Tax) were not fully accrued on the Balance Sheet, the Existing Shareholders will be responsible for such Pre-Closing Taxes. In the case of any Tax period that includes but does not end on the Closing Date (a "Straddle Period"), Taxes of Superior shall be allocated to the Pre-Closing Period using an interim closing of the books method assuming that such Tax period ended at the close of the Closing Date, except that (x) exceptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis and (y) real property, personal property and intangibles and other similar Taxes shall be allocated in accordance with the principals of Section 164(d) of the Code. The Existing Shareholders shall indemnify, defend and hold HDA and Superior harmless from and against any and all liability for Pre-Closing Taxes to the extent such Pre-Closing Taxes were not fully accrued on the unaudited balance sheet of Superior as of April 30, 1999. HDA shall provide the Existing Shareholders with a copy of any Tax Return with respect to which the Existing Shareholders have agreed to indemnify HDA pursuant to this Section 5.2(e), accompanied by a statement calculating in reasonable detail the Existing Shareholders' indemnification obligation. The Existing Shareholders shall pay to HDA the amount of such indemnification obligation within 15 days of receipt of any such Tax Return and the accompanying statement.

          (f) The Existing Shareholders shall be liable for, and shall timely pay, any and all gains, transfer, sales, use, bulk sales, recording, registration, documentary, stamp and other Taxes that may result form, or be incurred in connection with, the transactions contemplated by this Agreement ("Conveyance Taxes"). The Existing Shareholders shall, at their own expense, properly complete, sign and timely file any and all required Tax Returns with respect to Conveyance Taxes. The Existing Shareholders shall indemnify, defend and hold HDA and Superior harmless from and against all liability for Conveyance Taxes. HDA shall provide the Existing Shareholders with a copy of any Tax Return with respect to which the Existing Shareholders have agreed to indemnify HDA, accompanied by a statement calculating in reasonable detail the Existing Shareholders' indemnification obligation pursuant to this Section 5.2(f). The Existing Shareholders shall pay to HDA the amount of such indemnification obligation within 15 days of receipt of any such Tax Return and the accompanying statement.

          (g) The Existing Shareholders shall indemnify, defend and hold HDA and Superior harmless from and against any and all liability for Taxes or other Losses arising out of a breach or inaccuracy of any representation or warranty contained in Section 3.11 and any and all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any liability for Taxes described above in Section 5.2. HDA shall provide the Existing Shareholders with a statement calculating in reasonable detail the Existing Shareholders' indemnification obligation pursuant to this Section 5.2(g). The Existing Shareholders shall pay to HDA the amount of such indemnification obligation within 15 days of receipt of any such statement.

          (h) HDA shall promptly notify the Existing Shareholders in writing upon receipt by HDA or any affiliate of HDA of notice of any pending or threatened proceeding relating to Taxes for which the Existing Shareholders may be liable under a Tax proceeding ("Tax Proceeding"). The Existing Shareholders shall have the sole right to control, conduct, and otherwise represent the interests of Superior in any such Tax Proceeding; provided, however, that
                                                  --------  -------
without the prior written approval of HDA, which approval shall not be unreasonably withheld or delayed, no Existing Shareholders shall agree or consent to compromise or settle any issue or claim arising in any such Tax Proceeding to the extent that any such compromise, settlement, consent or agreement could have an adverse effect on HDA for any period ending after the Closing Date.

          (i) Neither HDA nor any affiliate of HDA shall, without the prior written consent of the Existing Shareholders which consent shall not be unreasonably withheld or delayed, file or cause to be filed, any amended Tax Return or claim for Tax refund with respect to Superior relating to Taxes for which any Existing Shareholder may be liable hereunder. Promptly after the reasonable request of an Existing Shareholder, at the sole expense of the Existing Shareholder, HDA shall, or cause Superior to file any amended Tax Return or claim for Tax refund relating to Taxes for which any Existing Shareholder may be liable hereunder, provided that such amended Tax Returns or
                                     --------
claims shall be prepared in a manner consistent with the prior practice of Superior (including elections and accounting methods and conventions) and, in the reasonable determination of HDA, shall conform to applicable laws and regulations. If HDA or any affiliate of HDA shall receive a Tax refund relating to a period or transaction for which any Existing Shareholder is liable hereunder, HDA shall, within 30 days after receipt of such Tax refund, remit such Tax refund (including any interest received on such Tax refund and net of (i) any Tax cost relating to the receipt of such Tax refund and (ii) any unreimbursed cost or expense incurred in obtaining such Tax refund), to the Existing Shareholders. For purposes of this
Section 5.2, the term "Tax refund" shall include a reduction in Tax or the use of an overpayment as a credit or other Tax offset, and the receipt of a refund shall be deemed to be realized upon the earliest to occur of (i) the date on which HDA has actual knowledge that a payment due to the relevant taxing authority (for which HDA would be responsible under this Agreement) has been offset by such a refund and (ii) the receipt of cash.

          (j) After the date hereof, HDA and the Existing Shareholders shall provide each other with such cooperation and information relating to Superior as either party reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for Tax refund, (ii) determining any Tax liability or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes or (iv) effectuating the terms of this Agreement. The Parties shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.2 shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return, amended Tax Return, or claim for Tax refund, determining any Tax liability or right to a Tax refund, or in conducting or defending any proceedings in respect of Taxes.

          (k) The obligations of the Parties set forth in this Section 5.2 shall be unconditional and absolute and shall remain in effect until the date that is 90 days after the expiration of the relevant statute of limitations applicable to the Taxes at issue, giving effect to all valid waivers or extensions thereof. Claims for indemnification arising under or with respect to
Section 3.11 or this Section 5.2 may not be made unless notice of such claims has been given on or prior to the date that is 90 days after the expiration of the relevant statute of limitations applicable to the Taxes at issue, giving effect to all valid waivers or extensions thereof.

          (l) All rights and obligations of the parties hereto with respect to Taxes, including all rights or either party to indemnification with respect to Taxes, shall be governed exclusively by the provisions of this Section 5.2 and 3.11, and in particular, the provisions of Article VIII shall not apply to obligations arising under this Section 5.2.

                                  ARTICLE VI.

                CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
                              BY HOLDINGS AND HDA

          The obligations of Holdings and HDA under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Holdings and HDA.

          6.1  No Injunctive Proceedings. No preliminary or permanent
               -------------------------
injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions that are the subject of this Agreement shall have been issued and remain in effect.

          6.2  Representations and Warranties.  Except as otherwise contemplated
               ------------------------------
by this Agreement, all representations and warranties of the Existing Shareholders contained in this Agreement shall be true and correct as of the Closing Date.

          6.3  Performance of Agreements. The Existing Shareholders shall have
               -------------------------
performed in all material respects all obligations, agreements and commitments required to be fulfilled by them pursuant to the terms hereof on or prior to the Closing Date.

          6.4  Compliance Certificate.  The Existing Shareholders shall have
               ----------------------
delivered to HDA or its representatives, their respective certificates, dated the Closing Date, as to the fulfillment of the conditions set forth in Sections
6.2 and 6.3 hereof.

          6.5  Stock Certificates. The Existing Stockholders shall deliver to
               ------------------
HDA certificates representing all of the Shares, together with duly executed transfer powers in favor of HDA.

          6.6  Stock Books. HDA shall have received the stock books, stock
               -----------
ledgers, minute books and corporate seals (if any) of Superior.

          6.7  Officers and Directors.  HDA shall have received the written
               ----------------------
resignation of all officers and directors of Superior in office immediately prior to the Closing.

          6.8  Opinion of Counsel.  HDA shall have received the opinion of
               ------------------
Amabile & Burkly, P.C., counsel for Superior and the Existing Shareholders, in the form set forth in Schedule 6.8 hereto.

          6.9  Consents, Etc.  All authorizations, consents or approvals of any
               -------------
and all third parties and governmental regulatory authorities necessary in connection with the consummation of the Closing shall have been obtained and be in full force and effect. Copies of all such authorizations, consents or approvals shall have been delivered to HDA or its representatives.

          6.10 Ancillary Agreements. The following agreements (the "Ancillary
               --------------------
Agreements") shall have been duly executed and delivered by all parties thereto other than HDA: (a) a non-competition agreement between HDA and L. Scott Esposito, substantially in the form attached hereto as Exhibit A; (b) Joinders to a Stockholders' Agreement for Holdings substantially in the form attached hereto as Exhibit B; (c) an escrow agreement (the "Escrow Agreement") by and among HDA, the Existing Shareholders and Chase Manhattan Bank and Trust Company, National Association, as "Escrow Agent," substantially in the form attached hereto as Exhibit C; (d) a lease between HDA and the owner of the Owned Real Property, substantially in the form attached hereto as Exhibit D; and (e) an employment agreement between HDA and L. Scott Esposito, substantially in the form attached hereto as Exhibit E.

          6.11 Nonforeign Affidavit. Each Existing Shareholder shall furnish to
               --------------------
HDA an affidavit, stating, under penalty of perjury, its United States taxpayer identification number and that it is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                                 ARTICLE VII.

                CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
                         BY THE EXISTING SHAREHOLDERS

          The obligations of the Existing Shareholders under this Agreement are subject to the fulfillment prior to the Closing of each of the following conditions, any one or more of which may be waived by the Existing Shareholders:

          7.1  No Injunctive Proceedings. No preliminary or permanent
               -------------------------
injunction or other order (including a temporary restraining order) of any state or federal court or other governmental agency which prevents the consummation of the transactions which are the subject of this Agreement shall have been issued and remain in effect.

          7.2  Representations and Warranties. Except as otherwise contemplated
               ------------------------------
by this Agreement, all representations and warranties of Holdings and HDA contained in this Agreement shall be true and correct as of the Closing Date.

          7.3  Performance of Agreements; Instruments of Transfer. Holdings and
               --------------------------------------------------
HDA shall have performed in all material respects all obligations, agreements and commitments required to be fulfilled by Holdings and HDA pursuant to the terms hereof on or prior to the Closing Date.

          7.4  Compliance Certificates.  Each of Holdings and HDA shall have
               -----------------------
delivered to the Existing Shareholders a certificate, dated the Closing Date, executed on its behalf by its President or a Vice President, as to the fulfillment of the conditions set forth in Sections 7.2 and 7.3 hereof.

          7.5  Ancillary Agreements. The condition set forth in Section 6.10
               --------------------
shall be satisfied.

                                 ARTICLE VIII.

                   ACTIONS BY THE PARTIES AFTER THE CLOSING

          8.1  Indemnification by the Existing Shareholders. Subject to the
               --------------------------------------------
provisions of this Article VIII, the Existing Shareholders will jointly and severally indemnify, defend and hold harmless HDA and its stockholders, subsidiaries, affiliates, officers, directors, employees, agents, successors and assigns, (such indemnified persons are collectively hereinafter referred to as "HDA's Indemnified Persons") from and against any and all loss, liability, damage (excluding consequential, indirect special, exemplary and punitive damages) or deficiency (including interest, penalties, judgments, costs of preparation and investigation, and reasonable attorneys' fees) (collectively, "Losses") that HDA's Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of any Existing Shareholder in this Agreement or in any Schedule hereto, (b) the breach of any warranty of any Existing Shareholder in this Agreement or any Schedule hereto, (c) environmental liabilities, (d) the nonfulfillment of any covenant, undertaking, agreement or other obligation of any Existing

Shareholder under this Agreement or any Schedule hereto, not otherwise waived by HDA, or (e) to the extent in excess of $15,000, the matter of Andrew Costa, dba
                                                              -----------------
Water Wheels v. Superior Truck, Plymouth, Massachusetts District Court
------------------------------
9859CV358 (the "Costa Litigation"). "Losses" as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of third party claims. Payment is not a condition precedent to recovery of indemnification for Losses.

          8.2  Indemnification by HDA. Subject to the provisions of this
               ----------------------
Article VIII, HDA agrees to indemnify, defend and hold the Existing Shareholders and their respective heirs, representatives, successors and assigns (such persons are hereinafter collectively referred to as the "Existing Shareholders' Indemnified Persons"), harmless from and against any and all Losses that the Existing Shareholders' Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (a) any inaccuracy of any representation of HDA in this Agreement or in any Schedule hereto; (b) the breach of any warranty of HDA in this Agreement or any Schedule hereto; and (c) the nonfulfillment of any covenant, undertaking, agreement or other obligation of HDA under this Agreement or any Schedule hereto, not otherwise waived by the Existing Shareholders.

          8.3  Survival of Representations, Warranties and Covenants. The
               -----------------------------------------------------
several representations, warranties, covenants of the Parties contained in this Agreement or in any document delivered pursuant hereto and the Parties' right to indemnity in accordance with this Article VIII shall survive the Closing Date and shall remain in full force and effect for three years thereafter; provided, however, that the representations and warranties set forth in Section 3.11 relating to tax matters and Section 3.18 relating to employee benefits matters shall survive for the length of the applicable statute of limitations; provided
                                                                       --------
further that the representations and warranties set forth in Sections 3.4 and
-------
3.5 shall survive indefinitely.

          8.4  Threshold. No HDA's Indemnified Person or Existing Shareholders'
               ---------
Indemnified Person shall be entitled to any recovery in accordance with this
Article VIII unless and until the amount of such Losses suffered, sustained or incurred by such party, or to which such party becomes subject, by reason of such inaccuracy, breach or nonfulfillment exceeds $25,000 and then only to the extent of such excess, provided that such threshold shall be inapplicable with respect to Losses attributable to the Costa Litigation to the extent such Losses exceed $15,000.

          8.5  Notice and Opportunity to Defend. If a claim for Losses (a
               --------------------------------
"Claim") is to be made by a Party seeking indemnification hereunder, such Party seeking indemnification (the "Indemnitee") shall notify the Party obligated to provide indemnification (the "Indemnitor") promptly. If such event involves (a) any claim or (b) the commencement of any action or proceeding by a third person, the Indemnitee shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of 30 days within which to respond thereto. If the Indemnitor accepts responsibility or does not respond within such 30-day period, then the Indemnitor shall be obligated to compromise or defend, at its own expense and by counsel chosen by the Indemnitor, such matter, and the Indemnitor shall provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that the Indemnitor will assume and be responsible for the entire liability at issue, subject to the limitations set forth in Sections 8.3 and 8.4 hereof. If the Indemnitor fails to assume the defense of such matter within said 30-day period, the Indemnitee against which such matter has been asserted will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor's cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee. The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee, which consent will not be unreasonably withheld and in the event the Indemnitee defends any such asserted liability, then any compromise of such asserted liability by the Indemnitee shall require the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

          8.6  Indemnification Payments. At the Closing, HDA will deliver
               ------------------------
certificates representing 165.05 shares of Common Stock and 719.41 shares of Series A Preferred Stock included in the Purchase Price under Section 1.1 to the Escrow Agent to be held by the Escrow Agent for two years pursuant to the terms of the Escrow Agreement and to serve as partial security for the indemnification obligations of the Existing Shareholders under this Agreement. Any indemnification obligations of the Existing Shareholders under this Article VIII shall be satisfied (a) first, out of the property held by the Escrow Agent pursuant to the terms of the Escrow Agreement and (b) second, by payment of cash by the Existing Shareholders.

                                  ARTICLE IX.
                                 MISCELLANEOUS

          9.1  Expenses. HDA or Holdings shall pay all costs and expenses
               --------
incurred by them or on their behalf, and the Existing Shareholders shall pay all costs and expenses incurred by any Existing Shareholder or Superior on such Existing Shareholder's or Superior's behalf, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their financial consultants, accountants and legal counsel.

          9.2  Notices. All notices, requests, demands and other communications
               -------
given hereunder (collectively, "Notices") shall be in writing and delivered personally or by overnight courier to the Parties at the following addresses or sent by telecopier or telex, with confirmation received, to the telecopy specified below:

          If to any Existing Shareholder, at the address or telecopier number of such Existing Shareholder set forth on Annex C hereto.

          With a Copy to:

               Amabile & Burkly, P.C.
               197 Portland Street
               Boston, Massachusetts 02114
               Attn: John J. Burkly
               Telecopy No.: (617) 723-5043

          If to Holdings or HDA:

               HDA Parts System, Inc.
               520 Lake Cook Road
               Deerfield, Illinois 60015
               Attn.: John J. Greisch
               Telecopy No.: (847) 444-1096

          With a Copy to:

               Brentwood Associates
               11150 Santa Monica Boulevard
               Suite 1200
               Los Angeles, California 90025
               Attn.: Christopher A. Laurence
               Telecopy No.: (310) 477-1011

          And:

               Jones, Day, Reavis & Pogue
               77 West Wacker
               Chicago, Illinois 60601-1692
               Attn.: Timothy J. Melton
               Telecopy No.: (312) 782-8585

          All Notices shall be deemed delivered when actually received if delivered personally or by overnight courier, sent by telecopier or telex (promptly confirmed in writing), addressed as set forth above. Each of the Parties shall hereafter notify the other in accordance with this Section 9.2 of any change of address or telecopy number to which notice is required to be mailed.

          9.3  Counterparts.  This Agreement may be executed simultaneously in
               ------------
one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          9.4  Entire Agreement. This Agreement and the other written
               ----------------
agreements entered into on the date hereof constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the Parties.

          9.5  Headings. The headings contained in this Agreement and in the
               --------
Schedules and Exhibits hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.6  Assignment; Amendment of Agreement. This Agreement shall be
               ----------------------------------
binding upon the respective successors and assigns of the Parties hereto. This Agreement may not be assigned by any Party hereto without the prior written consent of all other Parties hereto. This

Agreement may be amended only by written agreement of the Parties hereto, duly executed and delivered by an authorized representative of each of the Parties hereto.

          9.7  Governing Law. This Agreement shall be governed by and construed
               -------------
and enforced in accordance with the internal laws of the State of Illinois applicable to contracts made in that State, without giving effect to the conflicts of laws principles thereof.

          9.8  Further Assurances. Each Party agrees that it will execute and
               ------------------
deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other instruments and will take all reasonable actions as may be necessary in order to consummate the transactions contemplated hereby, and to effectuate the provisions and purposes hereof.

          9.9  No Third-Party Rights. This Agreement is not intended, and shall
               ---------------------
not be construed, to create any rights in any parties other than Holdings, HDA, Superior and the Existing Shareholders, and no person shall assert any rights as third-party beneficiary hereunder.

          9.10 Non-Waiver. The failure in any one or more instances of a Party
               ----------
hereto to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

          9.11 Severability. If any term or other provision of this Agreement
               ------------
is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          9.12 Incorporation of Exhibits and Schedules. The Exhibits and
               ---------------------------------------
Schedules hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full. References herein to "this Agreement" and the words "herein," "hereof" and words of similar import refer to this Agreement (including its Exhibits and Schedules) as an entirety. In the event of any conflict between the provisions of this Agreement and any such Exhibit or Schedule, the provisions of this Agreement shall control.

          9.13 Knowledge. As used herein, to the "knowledge" or "best knowledge"
               ---------
or similar phrase includes actual knowledge, after reasonable inquiry, of any officer, director or shareholder of Superior and any employee of Superior, whose job duties include the subject matter in question.

                           (Signature Page Follows)

          IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the day and year first above written.

                                        CITY TRUCK HOLDINGS, INC.

                                        By:__________________________________

                                        Name:________________________________

                                        Title:_______________________________


                                        HDA PARTS SYSTEM, INC.

                                        By:__________________________________

                                        Name:________________________________

                                        Title:_______________________________


                                        _____________________________________
                                                   L. SCOTT ESPOSITO

                                        _____________________________________
                                                 SUSAN M. CONSTANTINE

                                    ANNEX A

                           THE EXISTING SHAREHOLDERS

    Name                                          Shares
    ----                                          ------

    L. Scott Esposito                             5,000.5
    Susan M. Constantine                          5,000.5

                                    ANNEX B

                         ALLOCATION OF PURCHASE PRICE

                                    ANNEX C

                      NOTICE TO THE EXISTING SHAREHOLDERS

Address and Telecopier Number for Notice
----------------------------------------

L. Scott Esposito
167 Hull Street
Cohasset, Massachusetts 02025
Telecopy:____________

Susan M. Constantine
71 Free Street
Hingham, Massachusetts 02043
Telecopy:____________

                                      C-1